EXHIBIT 99.2

Investor Relations Contacts: Randi Paikoff Feigin Tel: 408-745-2371 randi@juniper.net	Public Relations Contacts: Kathy Durr Tel: 408-745-5058 kdurr@juniper.net

Juniper Networks Prices $350M Senior Convertible Notes Due 2008

SUNNYVALE, CA – May 28, 2003 – Juniper Networks, Inc. (Nasdaq: JNPR) today announced the pricing of $350 million of Zero Coupon Convertible Senior Notes Due June 15, 2008 in a private offering. The initial purchaser of the Notes will have an option to purchase up to $50 million of additional notes. The sale of the Notes is expected to close on June 2, 2003.

The Notes will not bear interest and will have a zero yield-to-maturity. They will be convertible, subject to certain conditions, into Juniper Networks common stock at a conversion price of approximately $20.14 per share, subject to adjustment upon the occurrence of specified events. This represents a 45 percent conversion premium based on the closing price of $13.89 of Juniper Networks common stock on May 27, 2003. Each $1,000 principal amount at maturity will initially be convertible into 49.6512 shares of Juniper Networks common stock. Juniper Networks may not redeem the Notes prior to their maturity.

The Zero Coupon Senior Convertible Notes were placed in a private transaction pursuant to Rule 144A under the Securities Act of 1933. Neither the Notes nor the common stock have been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.